# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Ceribell, Inc., CIK 0001861107
CUSIP: 15678C102
Title of class of securities: Common Stock, $0.001 par value per share
Address of issuer's principal executive offices: 360 N. Pastoria Avenue, Sunnyvale, California (CA), 94085
Date of event which requires filing of this statement: 12/31/2024
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001832106

## Reporting persons
- ABG WTT-Ceribell Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG V-Ceribell Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG V-Ceribell Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- Ally Bridge Group Global Life Science Capital Partners V, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: Ally Bridge Group Global Life Science Capital Partners V, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG Global Life Science Capital Partners V GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG Global Life Science Capital Partners V GP, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG Global Life Science Capital Partners V GP Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG Global Life Science Capital Partners V GP Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG-WTT Global Life Science Capital Partners GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG-WTT Global Life Science Capital Partners GP, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG-WTT Global Life Science Capital Partners GP Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG-WTT Global Life Science Capital Partners GP Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- ABG Management Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: ABG Management Ltd. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- Ally Bridge Group (PE) LLC: type of reporting person: investment adviser (IA), other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: Ally Bridge Group (PE) LLC is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.
- Fan Yu: type of reporting person: individual (IN); citizenship or place of organization: Malta (O1); does not affirm membership in a group (box b); sole voting power 0; shared voting power 2,441,267; sole dispositive power 0; shared dispositive power 2,441,267; aggregate amount beneficially owned 2,441,267 (6.8% of the class)
  Comment: Fan Yu is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 35,868,339 shares of Common Stock of the Issuer outstanding as of February 21, 2025, as reported on the Issuer's Form 10-K filed on February 25, 2025.

## Item 1. Issuer
Name of issuer: Ceribell, Inc.
Address of issuer's principal executive offices: 360 N. Pastoria Avenue, Sunnyvale, California 94085

## Item 2. Person Filing
Name of person filing:
This Schedule 13G is jointly filed, pursuant to a Joint Filing Agreement attached hereto as Exhibit 1
ABG WTT-Ceribell Limited
ABG V-Ceribell Limited
Ally Bridge Group Global Life Science Capital Partners V, L.P.
ABG Global Life Science Capital Partners V GP, L.P.
ABG Global Life Science Capital Partners V GP Limited
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
ABG-WTT Global Life Science Capital Partners GP, L.P.
ABG-WTT Global Life Science Capital Partners GP Limited
ABG Management Ltd.
Ally Bridge Group (PE) LLC
Fan Yu
Address of principal business office or, if none, residence:
ABG WTT-Ceribell Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG V-Ceribell Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group Global Life Science Capital Partners V, L.P
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Global Life Science Capital Partners V GP, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Global Life Science Capital Partners V GP Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG-WTT Global Life Science Capital Partners GP, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG-WTT Global Life Science Capital Partners GP Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Management Ltd.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group (PE) LLC
430 Park Avenue
New York, New York 10022
United States of America

Fan Yu
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104
Citizenship:
ABG WTT-Ceribell Limited - Cayman Islands
ABG V-Ceribell Limited - Cayman Islands
Ally Bridge Group Global Life Science Capital Partners V, L.P. - Cayman Islands
ABG Global Life Science Capital Partners V GP, L.P. - Cayman Islands
ABG Global Life Science Capital Partners V GP Limited - Cayman Islands
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. - Cayman Islands
ABG-WTT Global Life Science Capital Partners GP, L.P. - Cayman Islands
ABG-WTT Global Life Science Capital Partners GP Limited - Cayman Islands
ABG Management Ltd.- Cayman Islands
Ally Bridge Group (PE) LLC - Delaware
Fan Yu - Malta

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
ABG WTT-Ceribell Limited: 2,441,267
ABG V-Ceribell Limited: 2,441,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP Limited: 2,441,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: 2,441,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 2,441,267
ABG-WTT Global Life Science Capital Partners GP Limited: 2,441,267
ABG Management Ltd.: 2,441,267
Ally Bridge Group (PE) LLC: 2,441,267
Fan Yu: 2,441,267
Percent of class:
ABG WTT-Ceribell Limited: 6.8%
ABG V-Ceribell Limited: 6.8%
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 6.8%
ABG Global Life Science Capital Partners V GP, L.P. : 6.8%
ABG Global Life Science Capital Partners V GP Limited: 6.8%
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 6.8%
ABG-WTT Global Life Science Capital Partners GP, L.P.: 6.8%
ABG-WTT Global Life Science Capital Partners GP Limited: 6.8%
ABG Management Ltd.: 6.8%
Ally Bridge Group (PE) LLC: 6.8%
Fan Yu: 6.8%
Sole power to vote or to direct the vote:
ABG WTT-Ceribell Limited: 0
ABG V-Ceribell Limited: 0
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 0
ABG Global Life Science Capital Partners V GP, L.P. : 0
ABG Global Life Science Capital Partners V GP Limited: 0
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 0
ABG-WTT Global Life Science Capital Partners GP, L.P.: 0
ABG-WTT Global Life Science Capital Partners GP Limited: 0
ABG Management Ltd.: 0
Ally Bridge Group (PE) LLC: 0
Fan Yu: 0
Shared power to vote or to direct the vote:
ABG WTT-Ceribell Limited: 2,441,267
ABG V-Ceribell Limited: 2,441,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP Limited: 2,441,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 2,441,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 2,441,267
ABG-WTT Global Life Science Capital Partners GP Limited: 2,441,267
ABG Management Ltd.: 2,441,267
Ally Bridge Group (PE) LLC: 2,441,267
Fan Yu: 2,441,267
Sole power to dispose or to direct the disposition:
ABG WTT-Ceribell Limited: 0
ABG V-Ceribell Limited: 0
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 0
ABG Global Life Science Capital Partners V GP, L.P. : 0
ABG Global Life Science Capital Partners V GP Limited: 0
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 0
ABG-WTT Global Life Science Capital Partners GP, L.P.: 0
ABG-WTT Global Life Science Capital Partners GP Limited: 0
ABG Management Ltd.: 0
Ally Bridge Group (PE) LLC: 0
Fan Yu: 0
Shared power to dispose or to direct the disposition:
ABG WTT-Ceribell Limited: 2,441,267
ABG V-Ceribell Limited: 2,441,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP, L.P.: 2,441,267
ABG Global Life Science Capital Partners V GP Limited: 2,441,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 2,441,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 2,441,267
ABG-WTT Global Life Science Capital Partners GP Limited: 2,441,267
ABG Management Ltd.: 2,441,267
Ally Bridge Group (PE) LLC: 2,441,267
Fan Yu: 2,441,267

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Exhibits
[Exhibit A - Joint Filing Agreement]

## Signatures
- ABG WTT-Ceribell Limited: /s/ Kevin Reilly, Kevin Reilly, Director (05/02/2025)
- ABG V-Ceribell Limited: /s/ Kevin Reilly, Kevin Reilly, Director (05/02/2025)
- Ally Bridge Group Global Life Science Capital Partners V, L.P.: By: ABG Global Life Science Capital Partners V GP, L.P., its general partner, By: ABG Global Life Science Capital Partners V GP Limited, its general p, Fan Yu, Director (05/02/2025)
- ABG Global Life Science Capital Partners V GP, L.P.: By: ABG Global Life Science Capital Partners V GP Limited, its general partner, By: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- ABG Global Life Science Capital Partners V GP Limited: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: By: ABG-WTT Global Life Science Capital Partners GP, L.P., its general partner, By: ABG-WTT Global Life Science Capital Partners GP Limited, its gener, Fan Yu, Director (05/02/2025)
- ABG-WTT Global Life Science Capital Partners GP, L.P.: By: ABG-WTT Global Life Science Capital Partners GP Limited, its general partner, By: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- ABG-WTT Global Life Science Capital Partners GP Limited: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- ABG Management Ltd.: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- Ally Bridge Group (PE) LLC: By: ABG Management Ltd., its managing member, By: /s/ Fan Yu, Fan Yu, Director (05/02/2025)
- Fan Yu: /s/ Fan Yu, Fan Yu (05/02/2025)